POWER OF ATTORNEY


The undersigned, an officer of Alabama Power Company, hereby makes, constitutes, and appoints Celia H. Shorts, Amy E. Blankenship, Myra C. Bierria, Sarah E. Cash, Laura O. Hewett and Marcia R. DeMar, my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission Form ID and Initial Statement of Beneficial Ownership of Securities, Statement of Changes in Beneficial Ownership, and Annual Statement of Changes in Beneficial Ownership, on Forms 3, 4, and 5, respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as an officer of Alabama Power Company ceases, unless earlier revoked by me by written document delivered to the Corporate Secretary of Alabama Power Company.


Effective the 11th day of June, 2020.




			/s/
		James Jeffrey Peoples